Exhibit 5

ALSTON&BIRD LLP

950 F Street, N.W.

Washington, DC 20004-2601

202-756-3300
Fax: 202-756-3333
www.alston.com

June 25, 2007

Equifax Inc.

1550 Peachtree Street, N.W.

Atlanta, Georgia 30309

 Ladies and Gentlemen:

We have acted as counsel to Equifax Inc., a Georgia corporation (the ”Company”), in connection with the filing on the date hereof of the Company’s Registration Statement (the ”Registration Statement”) with the Securities and Exchange Commission (the ”Commission”) under the Securities Act of 1933, as amended (the “Securities Act”).  This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of the Commission’s Regulation S-K.

The Registration Statement relates to the proposed issuance and sale from time to time pursuant to Rule 415 under the Securities Act of senior debt securities of the Company (the “Securities”). The Securities may be offered in separate series, in amounts, at prices, and on terms to be set forth in the prospectus and one or more supplements to the prospectus (collectively, the “Prospectuses”) constituting a part of the Registration Statement.

Each series of Securities will be issued under an indenture for senior debt (as amended or supplemented from time to time, the “Indenture”), dated as of June 29, 1998, by and between the Company and The Bank of New York Trust Company, N.A. as trustee (the “Trustee”)(as successor to Bank One Trust Company, National Association, which was successor in interest to The First National Bank of Chicago), previously filed and incorporated into the Registration Statement by reference.  The Indenture is subject to and governed by the Trust Indenture Act of 1939, as amended.

As counsel to the Company, we have examined relevant corporate and other documents, and made such other examinations of matters of law and of fact, as we have considered appropriate or advisable for purposes of this opinion. In our examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as original documents and the conformity to original documents of all documents submitted to us as certified, conformed, facsimile, electronic or photostatic copies. As to questions of fact material to

One Atlantic Center 1201 West Peachtree Street Atlanta, GA 30309-3424 404-881-7000 Fax: 404-881-7777	Company of America Plaza 101 South Tryon Street, Suite 4000 Charlotte, NC 28280-4000 704-444-1000 Fax: 704-444-1111	90 Park Avenue New York, NY 10016 212-210-9400 Fax: 212-210-9444	3605 Glenwood Avenue Suite 310 Raleigh, NC 27612-4957 919-420-2200 Fax: 919-420-2260

this opinion, we have relied upon the statements as to factual matters contained in the Registration Statement and statements of officers of the Company, and we have made no independent investigation with regard thereto. In addition, we have assumed that any samples of documents submitted to us will be executed without any alterations made thereto.

To the extent that the obligations of the Company under the Indenture may be dependent upon such matters, we assume for purposes of this opinion that: (i) the Trustee is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization; (ii) the Trustee is duly qualified to engage in the activities contemplated by the Indenture; (iii) the Indenture has been duly authorized, executed and delivered by the Trustee and constitutes the valid and binding obligation of the Trustee, enforceable against the Trustee in accordance with its terms; (iv) the Trustee is in compliance, with respect to any actions the Trustee may take under the Indenture, with all applicable laws and regulations; and (v) the Trustee has the requisite organizational and legal power and authority to perform its obligations under the Indenture.

For purposes of this opinion, the term “Enforceability Exceptions” shall mean any (A) bankruptcy, insolvency, reorganization, moratorium and other laws relating to or affecting the rights and remedies of creditors generally and to the limitation that the enforceability thereof (including by means of specific performance) may be subject to certain equitable defenses and to the discretion of the court before which proceedings may be brought including traditional equitable defenses such as waiver, laches and estoppel; good faith and fair dealing; reasonableness; materiality of the breach; impracticability or impossibility of performance; and the effect of obstruction or failure to perform or otherwise act in accordance with an agreement by any person other than the obligor thereunder (regardless of whether considered in a proceeding in equity or at law).

Based upon the foregoing and subject to the limitations, qualifications, exceptions and assumptions set forth herein, it is our opinion that each series of the Securities of the Company, when duly established pursuant to the terms of the Indenture under which they are issued, in each case so as not to violate any applicable law or any agreement or instrument to which the Company is a party or by which it is bound, and duly executed, authenticated and issued as provided in the Indenture and delivered against payment therefor, will constitute valid and legally binding obligations of the Company entitled to the benefits of the Indenture under which the obligations are issued, subject to the Enforceability Exceptions.

In rendering the foregoing opinion, we have further assumed that: (i) all Securities will be issued and sold in compliance with applicable law; (ii) the Securities will be sold and delivered to, and paid for by, the purchasers at the price and in accordance with the terms of an agreement or agreements duly authorized and validly executed and delivered by the parties thereto; (iii) the Company will authorize the offering and issuance of the Securities; and (iv) certificates or other instruments or documents, if any, representing the Securities will be duly executed and delivered and, to the extent required by the Indenture, duly authenticated and countersigned.

We are expressing no opinion as to any obligations that parties other than the Company may have under or in respect of the Securities or as to the effect that their performance of such obligations may have upon any of the matters referred to above.

The foregoing opinion is limited to the laws of the State of New York as it relates to the enforceability of documents, agreements and instruments referred to herein.  We do not express any opinion herein concerning any other laws, statutes, ordinances, rules or regulations.

This opinion letter is delivered to the Company solely for its use in connection with the transactions and matters contemplated by the Registration Statement and the Securities and may not be used, circulated, quoted or otherwise relied upon by any other person or for any other purpose, and may not be disclosed, quoted, filed with a governmental agency other than the Commission or otherwise referred to without our prior written consent. No opinion may be implied or inferred beyond the opinion expressly stated in the seventh paragraph hereof. Our opinion expressed herein is as of the date hereof, and we hereby expressly disclaim any obligation to supplement this opinion for any changes that may occur after the date hereof with respect to any matters of fact or law addressed herein.

 We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the use of our name under the heading “Legal Matters” in the Prospectuses constituting a part thereof. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

ALSTON & BIRD LLP

By:	/s/ Michael P. Reed
Michael P. Reed, A Partner